Exhibit 99.2

Audited Pro Forma Condensed Financial Statements of the Company, after giving effect to the acquisition of Yowza for the fiscal year ended December 31, 2012.

Spindle, Inc.
Pro-Forma Consolidated Statement of Operations
(Unaudited)

	Spindle, Inc.	Y Dissolution, Inc.
	(Nevada Corp)	(Delaware Corp)
	For the year ended	For the year ended	Pro-Forma		Pro-Forma
	December 31, 2012	December 31, 2012	Adjustments		Consolidated
Revenue	$83,412	$185,178	$-		$268,590
Cost of sales	19,701	33,029			52,730

Gross profit	63,711	152,149	-		215,860

Operating expenses:
General and administrative	168,236	142,591	-		310,827
Promotional and marketing	84,641	87,622	-		172,263
Consulting	492,410	300,680	-		793,090
Salaries, wages and benefits	964,742	733,499	-		1,698,241
Professional fees	588,910	58,355	-		647,265
Travel	73,674	33,517	-		107,191
Total expenses	2,372,613	1,356,264	-		3,728,877

Net operating loss	(2,308,902)	(1,204,115)	-		(3,513,017)

Other expense:	(11,459)	(15,245)		-	(26,704)

Net loss	$(2,320,361)	$(1,219,360)	$-		$(3,539,721)

SPINDLE, INC.

(NEVADA CORPORATION)

AND Y DISSOLUTION, INC.

(DELWARE CORPORATION)

NOTES TO PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.  BASIS OF PRESENTATION FOR PRO-FORMA FINANCIAL STATEMENTS

On January 3, 2014, Spindle, Inc. (“Spindle”) completed its acquisition of substantially all of the assets (the “Assets”) of Y Dissolution, Inc., a Delaware corporation (formerly known as Y Dissolution, Inc.) (“Yowza”), used in connection with the business of providing retail coupons through a mobile application pursuant to an Asset Purchase Agreement, dated December 10, 2013, by and between Spindle and Yowza (the “Agreement”) in exchange for $500,000 and the Closing Share Consideration (defined below).  As consideration for the acquisition of assets and assumption of liabilities, the shareholders’ of Yowza received an aggregate of 1,642,000 shares of common stock of Spindle, of which 197,052 shares are being held in escrow for a period of one year from the closing date for the purposes of satisfying any indemnification claims.

Upon the closing of the share exchange with SPDL and Yowza, there will be no change in control and no change in the business of SPDL.  The acquisition will be treated as a purchase and recorded at fair value.

The audited pro-forma condensed consolidated financial statements have been developed from the audited records of SPDL as of December 31, 2012 and the year then ended and the audited records of Yowza as of December 31, 2012 and the year then ended.

The audited pro-forma condensed consolidated statement of operations is based upon the historical financial statements of SPDL and Yowza, after giving effect to the acquisition.  The audited pro-forma condensed consolidated statement of operations is presented as if the acquisition had occurred at the beginning of the period.